                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ATRION CORPORATION
                       (Name of Subject Company (Issuer))

                               ATRION CORPORATION
                       (Name of Filing Person (Offeror))

                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                   049904105
                     (CUSIP Number of Class of Securities)

                                EMILE A. BATTAT
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ATRION CORPORATION
                             ONE ALLENTOWN PARKWAY
                            ALLEN, TEXAS 75002-4211
                                 (972) 390-9800
                          (Name,address and telephone
                          number of person authorized
                             to receive notices and
                          communications on behalf of
                                 filing person)

                                   Copies To:
                           B. G. MINISMAN, JR., ESQ.
                      BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                       420 20TH STREET NORTH, SUITE 1600
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 328-0480

                           CALCULATION OF FILING FEE
         Transaction Valuation*                       Amount of Filing Fee:

*Pursuant to General Instruction D to Schedule TO, no filing fee is required for this filing, which contains solely preliminary communications made before the commencement of a tender offer.


[ ]      Check box if any part of the fee is offset as provided by Rule
         0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:       [N/A]         Filing Party:    [N/A]
Form or Registration No.:     [N/A]         Date Filed:      [N/A]

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         [ ] third party tender offer subject to Rule 14d-1.
         [X] issuer tender offer subject to Rule 13e-4.
         [ ] going-private transaction subject to Rule 13e-3.
         [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


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                                 EXHIBIT INDEX

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
EXHIBIT NO.       DESCRIPTION
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
  99.1            Press release issued by the Company dated November 21, 2001.